Exhibit 10.17

[Letterhead of Castle Arch Real Estate Investment Company, LLC]

August 31, 2005

Dr. Lingenfelter

c/o Julian F. Weltsch

Mountain States Development Co.

4720 W. Maverick Lane

Suite 201

Lakeside, AZ  85929

Re:  Approximately 2103 Acres, Kingman, Arizona known as Long Mountain

Dear Dr. Lingenfelter:

Castle Arch Real Estate Investment Company is pleased to provide you with this offer to acquire the property set forth below.  We look forward to a successful conclusion to this transaction based upon the following terms and conditions.  Hereinafter this letter will be referred to as the “Offer”.

1.

SELLER:

Lingenfelter Investments Limited Partnership

2.

PURCHASER:

Castle Arch Real Estate Investments, LLC, or

Assigns.

3.

PROPERTY:

Approximately 216 acres located in Kingman,

Arizona, including all rights and easements

appurtenant thereto.

4.

PURCHASE PRICE:

Five Million Six Hundred Twenty Five Thousand

Dollars ($5,625,000) which shall be paid in cash at

closing.

5.

EARNEST MONEY:

Within two (2) business days after acceptance of

this Offer, Buyer shall deliver to an escrow agent

in Arizona licensed for such purposes (“Escrow

Agent”) an initial earnest money deposit in the

amount of Fifty Thousand Dollars ($50,000.00).

At the conclusion of the Inspection Period, unless

this Agreement is terminated by Buyer prior to such

time, Buyer shall deposit an additional Six Hundred

Thousand Dollars ($600,000.00) and the total

earnest money deposit shall then be released to

Seller and become nonrefundable.

6.

INSPECTION PERIOD:

For a period equal to thirty (30) days from

Purchaser’s acceptance of this Offer, Buyer and/or

its agents and employees shall have unlimited

access to the Property to conduct studies and

inspections, to perform due diligence, and to

determine if the Property is suitable to Buyer.

Buyer’s due diligence shall include without

limitation approval of Buyer’s site plan or plans and

obtaining permits for buildings planned by Buyer.

Seller agrees to cooperate with Buyer in performing

its inspections and Buyer agrees not to

unreasonably impact the operations being

conducted on the Property, if any.  Seller agrees to

work and cooperate with Buyer in the efforts to

seek approvals for the development of the Property

by Buyer.

7.

INSPECTION PERIOD

EXTENSION:

Buyer shall have the right to extend the Inspection

Period for an additional fifteen (15) days.

8.

CLOSING:

On or before December 28, 2005 (“Closing”) at

either the title company specified in the Purchase

and Sale Agreement or the Seller’s attorney’s

office.

9.

SURVEY:

Buyer shall obtain a land title survey of the Property

and any additional property making up the holdings

of Seller which is estimated to be approximately

2103 acres, prepared by a qualified registered

surveyor.  Buyer shall have fifteen (15) days after

the receipt of the survey to determine whether it

will accept matters shown on the survey.

10.

TITLE INSURANCE:

Within fifteen (15) days after the execution of this

Agreement, Seller shall obtain and deliver to Buyer

a title insurance commitment disclosing the title to

the Property, in addition to copies of any exceptions

or encumbrances set forth therein and covering the

entire holdings of Seller estimated to be

approximately 2103 acres, Title and escrow shall be

opened through Brendan Swann (818) 291-4424,

but shall use the services of First American Title,

Tish Rogers, Kingman, Arizona.

11.

PRORATIONS AND

CLOSING COSTS:

Seller shall pay for deed preparation, or transfer

stamps or fees, title examination, standard title

insurance, one-half of Escrow Fees, normal and

reasonable closing costs of Seller, all past due taxes,

all rollback or deferred taxes, and pro-rate real

estate taxes and assessments for the current year.

Buyer shall pay one-half of the Escrow Fee.  Each

party shall pay its own attorneys’ fees.

12.

SELLER’S DELIVERIES:

(a) A general warranty deed, conveying the

Property free and clear of liens and encumbrances,

except the permitted exceptions, which shall be only

those exceptions set forth in the Title Commitment

and which Buyer agrees to accept.

(b) Standard Title Insurance Policy issued by First

American Title with no exceptions for shortages of

acreage.

(c) Affidavits required by the title company.

(d) Certificate of Non-Foreign Status and Residency

Affidavit.

(e) Corporate Resolutions, Incumbency Certificate and organizational documents.

(f) Copies of all Plans, Surveys and other documents relating to the Property.

13.

REAL ESTATE

BROKER’S AGENCY

AND COMMISSIONS:

Seller and Buyer acknowledge that Mountain States

Development Co. is representing the Seller and

acting in the Seller’s interest and Scott Lander,

Dwayne Patterson, Randy Shuffler and Amy

Kleefisch are representing the Buyer in this

transaction.  Seller and Buyer agree to indemnify

and hold each other harmless from any claims by

any other real estate broker in connection with this

transaction.  Seller shall be responsible for payment

of a real estate commission pursuant to separate

agreement.  The commission shall be paid through

escrow at Closing and shared by Seller and Buyer’s

agent in accordance with a separate agreement

between them.

14.

PURCHASE AND SALE

AGREEMENT:

Both parties agree to work in good faith to negotiate

and execute a more formal Purchase and Sale

Agreement within fifteen (15) business days from

the acceptance of this Offer.  In addition to the

terms contained in this Offer, the Purchase and Sale

Agreement shall contain terms and conditions

typically included in such an Agreement for

transactions similar to this transaction.  The failure

of the parties to execute a more formal Purchase

and Sale Agreement will not effect the

enforceability of this Agreement.

15.

ADDITIONAL

CONSIDERATION:

A. Buyer agrees that in the event the Property is

included in an overall development of a private golf

course, Seller shall be provided ten (10) golf club

memberships at no cost nor annual fees during the

life of the designated individual member.

B. In the event that the Property is included in an

overall development of a private golf course and

residential lots, Seller will be provided with ten (10)

golf course frontage lots which shall be subject to

mutual agreement of Buyer and Seller as to

location, quality, size and timing in the

development.  Any such lots shall be subject to

covenants, conditions and restrictions of the

community.  Buyer shall be provided the option to

acquire any such lots if construction of the

dwellings are not completed within twenty four (24)

months of transfer to Seller, at Forty Three

Thousand Dollars ($43,000.00) per lot.

16.

OPTIONS:

Seller will provide Buyer with an option, which

shall be recorded against the balance of the 2103

acres of land owned by Seller and not acquired by

Buyer which shall provide Buyer with the option to

acquire such land as follows:

A. First Option:

On or before that date which is thirty (30) days from the

Closing, Buyer shall have the option of acquiring an

additional 216 acres at the purchase price of Five Million

Six Hundred Twenty Five Thousand Dollars

($5,625,000.00).

B. Second Option:

On or before the first day of the twenty sixth (26), thirty

eighth (38) and fiftieth (50) months after Closing, Buyer

shall have the option of acquiring an additional 375 acres at the purchase price of Nine Million Seven Hundred Twenty

Thousand Three Hundred Seventy One Dollars

($9,720,371.00).

C. Final Option:

On or before the first day of the sixty first (61) month,

Buyer shall have the option of acquiring an additional 546

acres for the purchase price of Fourteen Million Two

Hundred Four Thousand One Hundred Eighty Nine Dollars

($14,204,189.00).

17.

TERMINATION OF

OFFER:

This Offer will automatically terminate if a signed

copy of acceptance is not delivered to

Seller/Seller’s agent on or before August 31, 2005.

Please execute this Agreement in the space proved below acknowledging your agreement to the terms and conditions set forth in this agreement and thereafter forward a copy via facsimile to my offices at your earliest convenience.  We will begin the process of preparing more formal documentation and firm up the information flow in order to close this transaction in a timely manner.

Very truly your,

CASTLE ARCH REAL ESTATE

/s/ Robert D. Geringer

ROBERT D. GERINGER

RDG/im

cc:  Amy Kleefisch

ACKNOWLEDGED AND AGREED

THIS 31st DAY OF AUGUST, 2005

/s/ John Lingenfelter, President

_____________________________

Lingenfelter Investments Limited Partnership